FOR IMMEDIATE RELEASE	CONTACT:
Thursday, November 2, 2017	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Third Quarter 2017 Results

West Des Moines, Iowa, November 2, 2017 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended September 30,
	2017	2016
Net income attributable to FBL Financial Group	$27,104	$30,017
Operating income(1)	25,753	28,882
Earnings per common share (assuming dilution):
Net income	1.08	1.20
Operating income(1)	1.03	1.15

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the third quarter of 2017 of $27.1 million, or $1.08 per diluted common share, compared to $30.0 million, or $1.20 per diluted common share, for the third quarter of 2016. Operating income(1) totaled $25.8 million, or $1.03 per common share, for the third quarter of 2017, compared to $28.9 million, or $1.15 per common share, for the third quarter of 2016. Third quarter 2017 earnings per share reflects:

•	A growing book of profitable business

•	The benefit of other investment-related income of $0.03 per share

•	The favorable impact of $0.03 per share from unlocking assumptions used in the calculation of deferred acquisition costs, unearned revenue reserves and certain reserves on interest sensitive products

•	Unfavorable mortality results, primarily in the Corporate & Other segment

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

“FBL Financial Group’s third quarter 2017 earnings results were solid, but below our expectations. This was due primarily to mortality experience, which can fluctuate on a quarterly basis," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "With the first nine months of the year completed, I am pleased with our year-to-date results. As we look ahead toward the close of 2017, we’re focused on financial discipline and supporting our Farm Bureau Financial Services agents as they serve clients, all to fulfill our purpose of protecting livelihoods and futures.”

Product Revenues. Premiums and product charges for the third quarter of 2017 totaled $75.1 million compared to $73.5 million in the third quarter of 2016. Interest sensitive product charges increased eight percent while traditional life insurance premiums decreased one percent during the quarter. Premiums collected(2) in the third quarter of 2017 totaled $141.6 million compared to $156.4 million in the third quarter of 2016. Annuity premiums collected decreased 24 percent while life insurance premiums collected increased six percent.

Investment Income. Net investment income in the third quarter of 2017 totaled $103.0 million, compared to $103.5 million in the third quarter of 2016. The decrease is due to lower investment yields and a decline in other investment-related income. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties,was 5.31 percent for the nine months ended September 30, 2017, compared to 5.46 percent for the nine months ended September 30, 2016. At September 30, 2017, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $146.0 million in the third quarter of 2017, compared to $141.3 million in the third quarter of 2016. Death benefits, net of reinsurance and reserves released, totaled $29.1 million in the third quarter of 2017, compared to $27.4 million in the third quarter of 2016. By its nature, mortality experience can fluctuate from quarter to quarter.

Unlocking. During the third quarter of 2017, FBL Financial Group unlocked the assumptions used in the calculation of deferred acquisition costs, unearned revenue reserves and certain reserves on interest sensitive products. This unlocking resulted in a pre-tax favorable impact of $1.0 million, or $0.03 per share after-tax.

Net Realized Gains/Losses on Investments. In the third quarter of 2017, FBL Financial Group recognized net realized gains on investments of less than $0.1 million. The net realized gain on investments of less than $0.1 million is attributable to realized gains on sales of $0.2 million, realized losses on sales of $0.1 million and impairments of $0.1 million.

Stock Repurchases. During the third quarter of 2017, FBL Financial Group did not repurchase any of its Class A or Class B common stock. FBL Financial Group has $49.5 million remaining under its current stock repurchase program.

Capital and Book Value. As of September 30, 2017, the book value per share of FBL Financial Group common stock totaled $51.16, compared to $47.61 at December 31, 2016. Book value per share, excluding accumulated other comprehensive income(3), totaled $42.18 at September 30, 2017, compared to $41.60 at December 31, 2016. The September 30, 2017 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 575 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, November 3, 2017, at 9:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Interest sensitive product charges	$28,004	$25,851	$86,661	$82,989
Traditional life insurance premiums	47,087	47,682	145,783	147,425
Net investment income	102,950	103,514	307,852	302,621
Net realized capital gains (losses) on sales of investments	81	646	599	(33)

Total other-than-temporary impairment losses	(67)	(25)	(133)	(3,769)
Non-credit portion in other comprehensive income	—	—	—	1,522
Net impairment losses recognized in earnings	(67)	(25)	(133)	(2,247)

Other income	3,501	3,616	11,711	11,480
Total revenues	181,556	181,284	552,473	542,235

Benefits and expenses:
Interest sensitive product benefits	67,206	65,882	188,217	178,860
Traditional life insurance benefits	42,633	42,121	128,197	130,059
Policyholder dividends	2,487	2,459	7,597	8,014
Underwriting, acquisition and insurance expenses	27,535	25,785	98,229	102,437
Interest expense	1,213	1,213	3,638	3,638
Other expenses	4,971	3,854	13,862	12,647
Total benefits and expenses	146,045	141,314	439,740	435,655
	35,511	39,970	112,733	106,580
Income taxes	(11,220)	(13,091)	(35,844)	(34,637)
Equity income, net of related income taxes	2,804	3,128	8,959	8,393
Net income	27,095	30,007	85,848	80,336
Net loss (income) attributable to noncontrolling interest	9	10	(20)	7
Net income attributable to FBL Financial Group, Inc.	$27,104	$30,017	$85,828	$80,343

Earnings per common share - assuming dilution	$1.08	$1.20	$3.42	$3.21

Weighted average common shares	25,037,020	24,990,441	25,036,258	24,977,342
Effect of dilutive securities	17,530	39,075	19,703	46,757
Weighted average common shares - diluted	25,054,550	25,029,516	25,055,961	25,024,099

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL Financial Group adjusted to exclude the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives, which can fluctuate greatly from period to period. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). Specifically, call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed annuities are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$27,104	$30,017	$85,828	$80,343
Adjustments:
Net realized gains/losses on investments (a)	38	(402)	(196)	1,142
Change in net unrealized gains/losses on derivatives (a)	(1,389)	(733)	(2,074)	(609)
Operating income	$25,753	$28,882	$83,558	$80,876

Operating income per common share - assuming dilution	$1.03	$1.15	$3.33	$3.23

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired, interest sensitive policy reserves and income taxes attributable to these items.

In the fourth quarter of 2016, due to changes in product offerings since the last amendment to its policy for calculating operating income, FBL Financial Group refined its calculation of operating income to include offsets related to changes in interest sensitive product reserves. These offsets, net of tax, decreased operating income $0.1 million in the third quarter of 2017 and $0.4 million in the nine months ended September 30, 2017. These offsets, net of tax, not taken into account in the computation of operating income for the third quarter of 2016 would have increased operating income by $0.1 million and increased operating income for the nine months ended September 30, 2016 by $0.3 million.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	September 30, 2017	December 31, 2016
Book value per share	$51.16	$47.61
Less: Per share impact of accumulated other comprehensive income	8.98	6.01
Book value per share, excluding accumulated other comprehensive income	$42.18	$41.60

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $223.9 million at September 30, 2017 and $149.6 million at December 31, 2016. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2017	December 31, 2016
Assets
Investments	$8,489,456	$8,174,660
Cash and cash equivalents	28,713	33,583
Deferred acquisition costs	302,847	330,324
Other assets	433,033	430,495
Assets held in separate accounts	637,746	597,072
Total assets	$9,891,795	$9,566,134

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$6,941,687	$6,799,417
Other policy funds, claims and benefits	634,470	638,848
Debt	97,000	97,000
Other liabilities	302,254	245,539
Liabilities related to separate accounts	637,746	597,072
Total liabilities	8,613,157	8,377,876

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	153,547	152,903
Class B common stock	72	72
Accumulated other comprehensive income	223,869	149,555
Retained earnings	898,108	882,672
Total FBL Financial Group, Inc. stockholders' equity	1,278,596	1,188,202
Noncontrolling interest	42	56
Total stockholders' equity	1,278,638	1,188,258
Total liabilities and stockholders' equity	$9,891,795	$9,566,134

Common shares outstanding	24,933,510	24,893,955

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